Exhibit 10.1

January 30, 2023

Kerry Shiba

[•]

Dear Kerry:

I am delighted to extend this offer letter of employment to you for the position of Senior Vice President & Chief Financial Officer with Iteris, Inc. (“Iteris” or “Company”). This is a highly strategic role which will provide you a great professional opportunity. Please review the below offer details for employment with the Company. Once this letter is signed by you, this offer letter will confirm your agreement to, and acceptance of, the following:

•	You will report to our President and CEO, Joe Bergera.
•	Your employment with the Company is expected to begin on February 3, 2023, unless a different date is mutually agreed with the Company.
•	Your bi-weekly base rate of pay will be $16,346.15 (equivalent to $425,000 per year); this is a full-time position and is classified as exempt. Employees are paid on a bi-weekly basis. Your salary is subject to deductions for taxes and other withholdings as required by law or the policies of the Company.
•	You will participate in the FY23 Bonus Plan on a pro-rated basis, in that you will receive a $30,000 bonus payment for the pro-rated portion of FY23 when Iteris makes annual bonus payments to employees, normally in July. Your bonus is subject to deductions for taxes and other withholdings as required by law or the policies of Iteris.
•	You will be eligible, starting in FY24, to participate in the annual bonus plan with a target bonus of 55% of your annual base salary. The bonus will be based upon Company performance and achievement of individual goals and objectives. The details of your individual goals will be mutually developed between you and the CEO but are ultimately subject to approval by the Compensation Committee of our Board of Directors. This bonus is subject to deductions for taxes and other withholdings as required by law or the policies of Iteris.
•	You will be eligible to receive regular annual equity grants equal to approximately 60% of your annual base salary (approximately $255,000) as recommended by management and approved by the Compensation Committee. These annual Equity Awards will be granted as part of the Company’s equity award cycle, beginning in FY24. Your Equity Awards as well as the New Hire Award described below will be subject to the terms and conditions applicable to equity granted under the Iteris, Inc. Amended and Restated 2016 Omnibus Incentive Plan (“Plan”), and applicable stock option and restricted stock unit agreement(s), which you will be required to sign.
•	In addition to your cash compensation, you will receive a new hire equity grant with a value equal to approximately $250,000, which will consist of 50% Iteris stock options and 50% Iteris restricted stock units. Consistent with the Plan, the number of units for each award, and the strike price for the stock options, will be determined by the fair market value of Iteris stock on your grant date, which will be the date you start work for the Company as an employee. The stock options will vest 25% per year over 4 years from the grant date, and the restricted stock units will vest 50% 2 years from the grant date, and the remaining 50% 3 years from the grant date.
•	You will participate in the Iteris Executive Severance Plan. In addition to the benefits contained within that plan, you are also eligible to receive a pro-rated annual bonus in the event of a change in control, as defined in that plan, and your subsequent termination within 6 months thereafter.

As an Iteris employee, you will be eligible to participate in a very attractive benefits program that includes the following:

•	Non-Qualified Deferred Compensation Plan
•	Employee Stock Purchase Plan

Kerry Shiba

January 30, 2023

•	Health insurance coverage including medical, dental and vision
•	Group life and disability insurance
•	Paid holidays
•	Open PTO
•	401(k) Plan. Please note that you are eligible to immediately participate in a 401(k) plan with a variety of investment choices. Through payroll deduction, you may make pre-tax contributions up to the maximum allowed by the Internal Revenue Service. The Company currently matches 100% of your first 3% and 50% of the next 2% for a net match of 4% if you contribute at least 5% of your salary. 100% of the company contributions are vested immediately. You will be automatically enrolled in our retirement plan, meaning 6% of your pay will be deducted from your paychecks and contributed to the retirement plan on your behalf unless you elect a different salary deferral percentage. If you don’t want to be automatically enrolled or if you want to enroll with a percentage other than 6%, please contact Human Resources for additional information. You may also participate in a Roth 401(k) with the same match and vesting which is subject to IRS maximum contribution limit and company match maximum when combined with the traditional 401(k).

Please refer to the enclosed summary of benefits for more information on these and other benefits. There are, of course, no guarantees on the benefit plans continuing in their present coverage or benefit levels.

Employment with Iteris is “at-will.” This means your employment is voluntary and is subject to termination by you or Iteris at-will, with or without cause, and with or without notice, at any time. Nothing in Iteris policies shall be interpreted to be in conflict with or to eliminate or modify in any way the employment at-will status of Iteris employees.

The offer is contingent upon and subject to approval by the Company Board of Directors, completion of the D&O Questionnaire sent to you separately, and successful completion of a post-employment offer background check, credit check and screening for illegal substances. The screening will be completed at our expense. HireRight will contact you with instructions.

Further, as a condition of employment, you agree to abide by Iteris’ policies, rules and regulations applicable to you, as they are issued from time to time, including without limitation, an arbitration clause regarding any covered controversies between you and the Company. This arbitration policy is set forth on the attached Arbitration Agreement which requires your signature.

Kerry, we are very excited about the opportunities in front of Iteris and we believe you will make a big impact in our Company. We look forward to your joining the team.

Please sign this letter and the attached agreement and return via e-mail. This offer expires at the end of the business day, Wednesday, February 1, 2023. Feel free to contact me if you need any further information or have any questions.

Sincerely,

/s/ Jeff McDermott
Jeff McDermott
Senior VP & Chief Human Resources Officer

Accepted:	/s/ Kerry Shiba

Date:	January 30, 2023